Subscription Agreement

THIS AGREEMENT is made the 25th day of September, 2001.

BETWEEN:
            DR. FARSHAD MOFTHAKHAR, c/o the Ikon Group, 15303 Ventura Blvd. Sherman Oaks, CA 91401

            (the "Investor")                                OF THE FIRST PART

AND:

            MARKETU INC., a company duly incorporated under the laws of the state of Nevada and having a business office at Suite 101, 20145 Stewart Crescent, Maple Ridge, British Columbia V2X 0T6

            (the "Company")                                 OF THE SECOND PART

NOW THEREFORE this Agreement witnesses that in consideration of the mutual premises, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

1.    Private Placement I

1.1 Purchase of Units. The Investor hereby unconditionally subscribes for and agrees to purchase from the Company 1,666,667 units (the "PP1 Units") at a price of US$0.15 per PP1 Unit, for an aggregate purchase price of US$250,000.00 (the "PP1 Purchase Price"). Each PP1 Unit consists of one voting Series B Preferred Share in the capital stock of the Company (a "Preferred Share") and one-half of one non-transferable share purchase warrant (a "PP1 Warrant"). Each Preferred Share may at any time be exchanged for one Common Share of the Company without additional payment to the Company. Each PP1 Warrant (one whole warrant) will entitle the Investor to purchase one Common Share in the capital stock of the Company at a price of US$0.25 per share for a 12-month period commencing on the date of issuance of the PP1 Warrants.

     1.2 Payment of PP1 Units. The PP1 Purchase Price will be paid to the Company as follows:

     (a) the sum of US$50,000.00 shall be paid by the Investor to the Company upon execution of this Agreement; and

     (b) the sum of US$200,000.00 shall be paid by the Investor to the Company any time on or before September 28, 2001.

1.3 PP1 Closing. The Investor and the Company agree that the closing of the PP1 Units private placement will occur on the date that the full amount of the PP1 Purchase Price is paid by the Investor to the Company, such date is hereby agreed to be September 28, 2001 (the "PP1 Closing Date") or such other date as mutually agreed to between the parties. On the PP1 Closing Date, the Company shall deliver or cause to be delivered to the Investor certificates representing the number of Preferred Shares subscribed for pursuant to subsection 1.1 (the "PP1 Preferred Shares") and the PP1 Warrants issued in the name of the Investor as set out in subsection 8.9.



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1.4   Loan Before Securities are Issued. All funds paid to the Company pursuant to this Agreement may be used by the Company forthwith and from time to time and constitute an interest-free loan to the Company from the Investor until such time as the PP1 Preferred Shares and the PP1 Warrants are allotted and issued to the Investor. The Company and the Investor agree that if the PP1 Preferred Shares and PP1 Warrants are not allotted and issued on or before 14 days after the PP1 Closing Date, the Investor may give written notice to the Company in which event the Company shall allot and issue the PP1 Preferred Shares and PP1 Warrants to the Investor. Until such time as the Company allots and issues the PP1 Preferred Shares and PP1 Warrants to the Investor the Company will not be required to make such allotment or issuance and reserves the option to repay the PP1 Purchase Price. If on the PP1 Closing Date the Company has not received from the Investor the full amount of the PP1 Purchase Price, the Company will issue the number of Preferred Shares and PP1 Warrants for the portion of the PP1 Purchase Price received by the Company at the price of US$0.15 per PP1 Unit.

2.    Private Placement II

2.1 Purchase of Units. The Investor hereby unconditionally subscribes for and agrees to purchase from the Company 1,000,000 units (the "PP2 Units") at a price of US$0.50 per PP2 Unit, for an aggregate purchase price of US$500,000.00 (the "PP2 Purchase Price"). Each PP2 Unit consists of one Preferred Share and one-half of one non-transferable share purchase warrant (a "PP2 Warrant"). Each PP2 Warrant (one whole warrant) will entitle the Investor to purchase one Common Share in the capital stock of the Company at a price of US$0.60 per share for a 12-month period commencing on the date of issuance of the PP2 Warrants.

2.2 Payment of PP2 Units. The PP2 Purchase Price shall be paid by the Investor to the Company any time on or before November 30, 2001.

2.3 PP2 Closing. The Investor and the Company agree that the closing of the PP2 Units private placement will occur on the date that the full amount of the PP2 Purchase Price is paid by the Investor to the Company, such date is hereby agreed to be November 30, 2001 (the "PP2 Closing Date") or such other date as mutually agreed to between the parties. On the PP2 Closing Date, the Company shall deliver or cause to be delivered to the Investor certificates representing the number of Preferred Shares subscribed for pursuant to subsection 2.1 and the PP2 Warrants issued in the name of the Investor as set out in subsection 8.9.

3.    Private Placement III

3.1 Purchase of Units. The Investor hereby unconditionally subscribes for and agrees to purchase from the Company such number of units (the "PP3 Units") at a price per PP3 Unit calculated as follows:

            the lesser of (a) US$1.00 and (b) the average of the closing price of the Company's Common Shares within the 30 trading days immediately preceding the PP3 Closing Date,

      for an aggregate purchase price of US$750,000.00 (the "PP3 Purchase Price"). Each PP3 Unit consists of one Preferred Share and one-half of one non-transferable share purchase warrant (a "PP3 Warrant"). Each PP3 Warrant (one whole warrant) will entitle the Investor to purchase one Common Share in the capital stock of the Company at a price of US$1.25 per share for a 12-month period commencing on the date of issuance of the PP3 Warrants.

3.2 Payment of PP3 Units. The PP3 Purchase Price shall be paid by the Investor to the Company any time on or before February 28, 2002.

3.3 PP3 Closing. The Investor and the Company agree that the closing of the PP3 Units private placement will occur on the date that the full amount of the PP3 Purchase Price is paid by the Investor to the Company, such date is hereby agreed to be February 28, 2002 (the "PP3 Closing Date") or such other date as mutually agreed to between the parties. On the PP3 Closing Date, the Company shall deliver or cause to be delivered to the Investor certificates representing the number of Preferred Shares subscribed for pursuant to subsection 3.1 and the PP3 Warrants issued in the name of the Investor as set out in subsection 8.9.

4.    acknowledgements by investor

     4.1  Acknowledgements  by  the  Investor.   The  Investor  understands  and
          acknowledges that:

     (a) The Company may accept or reject this Agreement, in whole or in part, in its sole and absolute discretion.

     (b) This Agreement is and shall be irrevocable. This Agreement and the rights, powers and duties set forth herein shall be binding upon the Investor, the Investor's heirs, estate, legal representatives, successors and assigns and shall enure to the benefit of the Company, its successors and assigns.

     (c) No US federal or state agency or the B.C. Securities Commission has made any finding or determination as to the fairness of this investment, or any recommendation or endorsement of the PP1 Units, PP2 Units and PP3 Units (collectively, the "Units").

     (d) No prospectus has been filed by the Company with the B.C. Securities Commission or any similar regulatory authority in connection with the issuance of the Units, the issuance is exempted from the prospectus requirements of the Securities Act (British Columbia) (the "Act") and any rules and regulations (the "Rules") promulgated pursuant to the Act and that:

     (i) the Investor is restricted from using most of the civil remedies available under the Act and the Rules;

     (ii) the Investor may not receive information that would otherwise be required to be provided to the Investor under the Act and the Rules; and

     (iii)the Company is relieved from certain obligations that would otherwise apply under the Act and the Rules.

(e) The Company has relied upon the Investor's representations and warranties and the information set forth this Agreement to qualify for exemptions from British Columbia and US federal and state securities registration requirements.

(f) The Units were not advertised in printed media of general and regular paid circulation, radio or television.

4.2 Investor Responsibility for Due Diligence Investigation. The Investor acknowledges that the Investor must rely upon the Investor's own examination of the Company, including the merits and risks involved in making an investment decision regarding the Units.

4.3 Securities Restricted. The Investor acknowledges that the Units have not been registered under either British Columbia or US federal or state securities laws, and the Investor represents and warrants that the Investor is purchasing the Units for investment for the Investor's own account and not on behalf of any other person, nor with a view to, or for resale or other distribution of, the Units. The Investor also understands that the Company is under no obligation and has no intention to register the Preferred Shares or to take any actions to make available exemptions from the registration requirements of state and federal and British Columbia securities laws, and that the Preferred Shares, the Common Shares acquired upon conversion of the Preferred Shares and exercise of the PP1 Warrants, PP2 Warrants and PP3 Warrants, cannot be sold or otherwise distributed in the absence of an exemption from such registration requirements. No person has made to the Investor any written or oral representations that any person will resell or repurchase the Preferred Shares or the shares acquired upon exercise of the PP1 Warrants, PP2 Warrants and PP3 Warrants; any person will refund the purchase price of the Units; or as to the future price or value of the Preferred Shares or the Common Shares.

4.4 Legend on Share Certificates. The Investor hereby consents to the placement of a legend on all certificates representing the Preferred Shares and the Common Shares acquired upon conversion of the Preferred Shares and the exercise of the PP1 Warrants, PP2 Warrants and PP3 Warrants in substantially the following form:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted stock" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to the effective registration statement under the act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

4.5 Investor Indemnification of the Company. The Investor hereby agrees to indemnify and hold the Company harmless from any and all liabilities or damages incurred by the Company arising as a result of any false statement or misrepresentation made by the Investor in this Agreement including, but not limited to, liabilities or damages incurred in connection with the loss of exemptions from securities registration requirements.

5.    representations and warranties of the Investor

5.1 Representations and Warranties of the Investor. The Investor hereby represents and warrants as follows:

     (a) Availability of Information. The Company has made available to the Investor, or to the Investor's attorney, accountant or representative, all documents that the Investor has requested, and the Investor has requested all documents and other information that the Investor has deemed necessary to consider respecting an investment in the Company. The Company has provided answers to all questions concerning the investment in the Company. The Investor has carefully considered and has, to the extent the Investor believes necessary, discussed with the Investor's professional legal, tax and financial advisers and the Investor's representative (if any) the suitability of an investment in the Company for the Investor's particular tax and financial situation. All information the Investor has provided to the Company concerning the Investor and the Investor's financial position is correct and complete as of the date set forth below, and if there should be any material adverse change in such information prior to the acceptance of this Agreement by the Company, the Investor will immediately provide such information to the Company.

     (b) Purchaser not Created Solely to Use BC Exemption. The purchase of the Units by the Purchaser is to be made under the exemption from prospectus requirements available under section 74(2)(4) of the Securities Act (British Columbia), and the Investor represents and warrants that it is not a syndicate, partnership or other form of unincorporated entity or organization created solely to permit the purchase of the Units (or other similar purchases) by a group of individuals whose individual share of the aggregate acquisition cost of the Units is less than Cdn.$97,000.

     (c) Principal Purchaser. The Investor is purchasing the Units as principal and no other person, corporation, firm or other organization will have a beneficial interest in the Units.

(d)         Investment in Not Readily Marketable Securities Not
            Disproportionate. The Investor's overall commitment to investments that are not readily marketable is not disproportionate to the Investor's net worth. The Investor's investment in the Units will not cause such overall commitment to become excessive.

(e) Adequate Net Worth. The Investor has adequate net worth and means of providing for the Investor's current needs and personal contingencies to sustain a complete loss of the investment in the Company at the time of investment, and the Investor has no need for liquidity in the investment in the Units.

     (f) No Notice of Acceptance. The Investor waives the need for the Company to communicate its acceptance of the purchase of the Units pursuant to this Agreement.

(g) Additional Documents. The Investor will execute and deliver such agreements and other documents and things and will do or cause to be done all such acts or things as are or may be necessary or desirable to give effect to the provisions hereof and to carry out the intent of this subscription offer.

5.2 Survival. The representations and warranties contained in subsection 5.1 will survive the closings.

6.    Status as an Accredited Investor

6.1 Accredited Investor. By initialing the appropriate space(s) below, the Investor represents and warrants that he/she/it is an "accredited investor" within the meaning of Regulation D. Specifically, the Investor represents and warrants that he/she/it qualifies under the following category or categories of "accredited investor" (INVESTOR MUST INDICATE THE APPLICABLE CATEGORY OR CATEGORIES BY INITIALING EACH APPLICABLE SPACE BELOW; IF JOINT INVESTORS, BOTH PARTIES MUST INITIAL):

_____       (a)   Investor is a director or executive officer of the Company;

_____ (b) Investor is a natural person whose individual income exceeded US$200,000 in each of 1999 and 2000, or whose joint income with spouse exceeded US$300,000 in each of those years, and who reasonably expects to receive at least the same level of income in 2001;

_____       (c)   Investor is a natural  person  whose  individual  net worth, or joint net worth with his or her spouse, exceeds US
                  $1,000,000;

          _____(d) Investor is an organization or entity consisting solely of persons who meet the requirements specified in (a), (b) or (c) above;

          _____(e) Investor is a trust, corporation or partnership with total assets in excess of US$5,000,000 not formed for the specific purpose of acquiring the Securities;

          _____(f)  Investor is another  type of  "accredited  investor" as that
               term     is     defined     in      Regulation      D,     namely
               _________________________.

7.    representations and warranties of the Company

7.1  Representations   and  Warranties  of  the  Company.   The  Company  hereby
     represents and warrants as follows:

(a) Organization, Good Standing. The Company is a valid and subsisting corporation duly incorporated and in good standing under the laws of the jurisdictions in which it is incorporated.

(b) Due Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under this Agreement and the authorization, issuance, reservation and delivery of all of the Units being sold under this Agreement, will have been taken on the closing dates, and this Agreement, when executed by the Company, will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

7.2 Survival. The representations and warranties contained in subsection 7.1 will survive the closings.

8.    MISCELLANEOUS

8.1   Time of Essence.  Time is of the essence of this Agreement.
      ---------------

8.2 Entire Agreement. This Agreement constitutes the entire agreement between the Investor and the Company, or their respective representatives and there are no other agreements, warranties, representations, conditions or covenants, written or oral, express or implied, in respect of, or which affect, the transactions herein contemplated, and this Agreement supersedes and supplants any previous dealings whatsoever between the Investor and the Company in respect of the said transactions.

8.3 Amendment in Writing. The parties to this Agreement may amend this Agreement only in writing.

8.4 Severability. Should any part of this Agreement be declared or held invalid for any reason, that invalidity shall not affect the validity of the remainder which shall continue in force and effect and be construed as if this Agreement had been executed without the invalid portion and it is hereby declared the intention of the parties hereto that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held invalid.

8.5 Notice. A party to this Agreement will give all notice to or other written communications with the other party to this Agreement concerning this Agreement by hand or by registered mail addressed to the address given above.

8.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

8.7 Currency. All monies which are referred to in this Agreement are, unless expressly stated otherwise, expressed in lawful money of United States of America.

8.8 Execution by Counterpart. This Agreement may be signed by a Director of the Company and the Investor in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument, and notwithstanding the date of execution shall be deemed to bear the date as set forth above.

8.9 Registered Name of Units. The Preferred Shares and Warrants, when issued, will be registered in the name of:

            -----------------------------------------------------------------

The Investor has executed this Subscription Agreement as of the 25th day of September, 2001.




DR. FARSHAD MOFTHAKHAR

This Subscription Agreement is accepted by the Company, on the 25th day of September, 2001.

MARKETU INC.


per:
      Kenneth Galpin, President and
      Director